UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 16, 2006
GENERAL MOTORS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	1-143	38-0572515
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (313) 556-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COST ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
As previously reported, on November 18, 2005, General Motors Corporation (“GM”) determined to implement a wide-ranging restructuring plan to effect a major capacity reduction of its manufacturing operations in the United States and Canada. In connection with this restructuring plan, GM announced in its Form 8-K filed January 26, 2006, that it recorded an after-tax charge of $1.3 billion in the fourth quarter of 2005 as a special item. In connection with the preparation of GM’s Form 10-K for the period ended December 31, 2005 (the filing of which has been delayed; See Item 8.01 below), GM expects to change the amount of its 2005 North American restructuring charge to $1.7 billion (after tax) from the previously reported charge of $1.3 billion (after tax) to reflect an increase in the provision for employee costs at facilities where GM plans to cease production. The previously reported charge included cash payments that would be made to affected employees during the current labor agreement, attributable to the JOBS bank provisions of that agreement. However, after further review, GM determined to also include in the revised charge management’s best estimate of the costs it expects to pay during periods after the current labor contract expires in September 2007. In this regard, GM is currently in discussions with the United Auto Workers union on an accelerated attrition program for active employees, by which GM would be able to reduce the number of employees in the JOBS bank in a cost effective manner. GM currently believes that any agreement on an attrition program would not likely change the amount of this charge relating to these previously announced capacity reductions. GM believes it is likely that the JOBS bank provisions will be modified after the current collective bargaining agreement (CBA) expires. Consequently, the incremental element of the charge includes GM’s best estimate of costs to be paid after the expiration of the current CBA, including costs for employees at locations expected to be idled after the CBA expiration. GM estimates that the amount of the charge that will result in future cash expenditures is $1.8 billion representing employee related costs.
ITEM 2.06 MATERIAL IMPAIRMENTS.
In GM’s Form 10-K for the period ended December 31, 2005, GM also intends to recognize non-cash goodwill impairment charges of $439 million (after-tax) in the fourth quarter of 2005. These charges relate primarily to GMAC’s Commercial Finance operating segment. Previously, GM reported but did not recognize these goodwill charges in its 2005 consolidated financial statements because the goodwill was deemed recoverable by GM at the GMAC reporting unit level. However, after further internal review of applicable accounting standards, and in consultation with the company’s outside auditors, on March 14, 2006, GM determined that it should recognize the previously disclosed GMAC impairment in GM’s consolidated results for 2005.

ITEM 8.01 OTHER EVENTS.
On March 16, 2006, General Motors Corporation (“GM”) issued the attached press release announcing, among other things, GM’s intention to delay the filing of its Form 10-K for the period ended December 31, 2005, certain revisions to its 2005 North American restructuring charge, a non-cash goodwill impairment charge in the fourth quarter of 2005, and certain restatements to GM’s financial statements for prior periods. The effects of the restatement adjustments described in the attached press release on GM’s originally reported results of operations for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 are summarized below:

	Income from continuing operations
	for the years ended December 31,
	2004	2003	2002	2001	2000
	(dollars in millions)

As originally reported:	$2,805	$2,862	$1,975	$1,222	$3,639
Pre-tax adjustments for:
Supplier credits	(26)	7	(69)	(405)	(52)
Transactions with former subsidiary:
Settlement agreement	—	—	—	(55)	—
Contractual adjustment	—	—	—	18	(18)
Benefit plans economic assumptions	9	(51)	(30)	—	—
Precious metals inventory transactions	—	—	—	27	(27)

Total	(17)	(44)	(99)	(415)	(97)
Related tax effects	6	17	18	156	37

Total of above adjustments net of tax	(11)	(27)	(81)	(259)	(60)
Other, net of tax	10	64	(81)	78	(20)

Total restatement adjustments net of tax	(1)	37	(162)	(181)	(80)

As restated	$2,804	$2,899	$1,813	$1,041	$3,559

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
EXHIBITS

Exhibit	Description	Method of Filing

99.1	Press Release dated March 16, 2006	Attached as Exhibit

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)
Date: March 17, 2006	By:	/s/ Paul W. Schmidt
(Paul W. Schmidt, Controller)

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated March 16, 2006